AMENDMENT NO. 1
	TO AMENDED AND RESTATED EXPORT FINANCING AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED EXPORT FINANCING
AGREEMENT (the "First Amendment"), is made and entered into as of the 19th day of December, 1997, by and between (i) KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation with principal office and place of business in Boyd County, Kentucky (the "Borrower"), and (ii) NATIONAL CITY BANK OF KENTUCKY, formerly known as National City Bank, Kentucky, a national banking association with principal office and place of business in Louisville, Kentucky (the "Bank").

PRELIMINARY STATEMENT:

A.	Pursuant to that certain Amended and Restated Export Financing
Agreement dated as of November 1, 1995, between the Borrower and Bank (the "Amended and Restated Financing Agreement"), the Bank has established a revolving line of credit in the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) in favor of the Borrower (the "Line of Credit") in order to finance certain Export Accounts Receivable, as such term is defined in the Amended and Restated Financing Agreement, of the Borrower.

B.	The current stated maturity date of the Line of Credit and the
Amended and Restated Export Line of Credit Note, as such term is defined in the Amended and Restated Financing Agreement, is January 31, 1998.

C.	The Borrower and the Bank have agreed to extend the stated
maturity date of the Line of Credit and the Amended and Restated Export Line of Credit Note from January 31, 1998 to January 31, 2001.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and in the Amended and Restated Financing Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

1. The Borrower and the Bank hereby agree to extend the stated maturity date of the Line of Credit and the Amended and Restated Export Line of Credit Note from January 31, 1998 to January 31, 2001, subject to further extension or renewal thereof in accordance with the provisions of the Amended and Restated Financing Agreement.


2. Section 7.3(d) of the Amended and Restated Financing Agreement is hereby amended to provide that the Borrower shall hereafter deliver the compliance certificate referred to therein to the Bank on a quarterly basis within thirty (30) days after the end of each Fiscal Quarter of the Borrower, commencing with its Fiscal Quarter ending December 27, 1997.

3. Except to the extent expressly amended or modified hereby, the Borrower hereby ratifies all of its covenants and obligations set forth in the Amended and Restated Financing Agreement and the Amended and Restated Export Line of Credit Note.

4. This First Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

5. This First Amendment shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

WITNESS the signatures of the Borrower and the Bank as of the day and year first above written.

KENTUCKY ELECTRIC STEEL, INC.
By:__________________________
Title: ______________________
(the "Borrower")

NATIONAL CITY BANK OF KENTUCKY,
formerly known as National City Bank,
Kentucky
By: _________________________
Title: ______________________
(the "Bank"

0111926.01
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